Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Katharine W. Kenny

Director, Investor Relations

(804) 788-1824

MASSEY ENERGY REPORTS FOURTH QUARTER AND

YEAR END 2004 FINANCIAL RESULTS

Company Meets Projections; Reports Profit

Richmond, Virginia (January 27, 2005) - Massey Energy Company (NYSE:MEE) today reported a profitable fourth quarter and full year 2004, reporting financial results comfortably within its original guidance.

The Company reported produced coal revenues of $360.9 million in the fourth quarter increased 12% over the $323.1 million recorded in the comparable period in 2003. The Company recorded a net profit of $1.4 million, or $0.02 per basic and diluted share, in the fourth quarter of 2004 compared to a net loss of $16.7 million, or $0.22 per share in the fourth quarter of 2003. For the full year 2004, produced coal revenues increased by 15% to $1.46 billion from $1.26 billion for 2003. Net income in 2004 totaled $13.9 million, or $0.18 per basic and diluted share, compared to a net loss for 2003 of $40.2 million, or $0.54 per share.

Fourth quarter 2004 EBITDA increased 71% to $68.7 million as compared to fourth quarter 2003 EBITDA of $40.2 million. For the full year 2004, EBITDA increased 51% to $270.8 million as compared to $179.0 million in 2003.

“Our broad base of high quality Central Appalachian reserves puts us in a particularly advantageous position to respond to the strong market conditions that continue to prevail,” said Don L. Blankenship, Massey Chairman and CEO. “In 2004, we made further investments in the new mines, equipment and skilled workforce necessary to increase capacity and productivity for future years.”

The Company reiterated that its sales are fully committed for 2005 and projects total shipments of 46 to 48 million tons, including 13 to 14 million tons of metallurgical coal. Per ton realization for 2005 is expected to average between $41 and $42.

Average realization for 2006 is expected to be over $50 per ton. Commitments for 2006 currently total 33 million tons, with expected realization on priced tons averaging nearly $44 per ton. Approximately 4 million committed tons remain unpriced. The Company expects to ship between 13 and 14 million tons of metallurgical coal in 2006, but has only committed and priced approximately 4 million of these tons to date. Sales commitments for 2007 currently exceed 13 million tons.

Financial results in the fourth quarter of 2004 were positively impacted by a pre-tax reduction in bad debt reserves of $4.3 million, or $0.04 per share. The fourth quarter 2003 loss included a pre-tax charge to interest expense of $6.3 million, or $0.05 per share, primarily for unamortized financing costs related to the Company’s previous credit facility, which was refinanced in November of 2003.

Included in the full year 2004 net income was a charge of $8.4 million pre-tax, or $0.07 per share, taken in the second quarter to increase the legal reserve. Included in the 2003 loss was an after-tax, non-cash charge of $7.9 million, or $0.11 per share, to record the cumulative effect of an accounting change, and a gain of $17.7 million pre-tax, or $0.15 per share, as a result of the recovery of an insurance claim.

The Company produced 10.2 million tons during the fourth quarter of 2004, compared to production of 10.1 million tons in the fourth quarter of 2003. However, produced coal sales decreased by 700,000 tons, to 9.6 million tons in the fourth quarter of 2004, compared to 10.3 million tons in the fourth quarter of 2003. The Company reported that it built inventory, at various stages of completion, of approximately 600,000 tons, during the fourth quarter.

Produced coal sales were 40.4 million tons for 2004, compared to 41.0 million tons in 2003. The Company produced 42 million tons during 2004, compared to 41 million tons produced in 2003. Exports increased to 6.7 million tons, including 1.9 million tons shipped to Canada, compared to 5.0 million tons exported for the full year in 2003, with 2.2 million shipped to Canada.

Blankenship noted, “While no one can accurately predict when the worldwide coal supply/demand imbalance will correct itself, circumstances in markets in which Massey primarily operates – the Eastern U.S. utility and metallurgical markets and the export metallurgical coal market – do appear to have staying power for the foreseeable future.”

Current conditions suggest that the increase in metallurgical coal demand in China, India and Japan may very well outstrip the ability of suppliers to respond, even if existing ports and infrastructure could support the shipments. A recent industry study estimates continued tightness in this market through at least 2008.

In Central Appalachia, there has been limited supply response to increased demand. Current estimates from the Energy Information Administration show that the region only produced one percent more coal in 2004 than in 2003. Blankenship added that previously prevailing low coal prices, increased mining costs, permitting restrictions and other barriers to doing business in Central Appalachia have effectively eliminated excess capacity and dramatically reduced the number of small mining operators. Small mines in Central Appalachia have fallen from approximately 1,160 in 1989 to less than 370 today.

Some supply response domestically has come from Western U.S. producers and from foreign sources that export coal to the U.S., such as Canada and certain South American countries. To date, Eastern utilities are still limited by boiler configuration, the cost of transportation and port of entry capacity constraints from utilizing significant amounts of coal from these alternative suppliers.

During the year, Massey focused on building capacity, particularly by expanding its lower cost surface mine operations and purchasing additional equipment. Increased production from surface mines can free metallurgical grade coal to sell to the strengthened worldwide steel industry.

During the second half of 2004, the Company was successful in acquiring selected assets associated with two Horizon Natural Resources Company mines, Starfire and Cannelton, including an estimated 20 million tons of reserves. Cannelton, which has a barge loading facility and is contiguous to Massey’s undeveloped Kanawha Energy reserves, was renamed Mammoth Coal Company and began limited operations in December of 2004, earlier than originally planned. The Company projects shipping up to 800,000 tons from Mammoth in 2005.

During 2004, Massey started four major new surface mines, including the Edwight, Glory and Superior mines that were opened during the first half of 2004, and the Republic mine, which began production in the fourth quarter. The Company also invested significant expansion capital in new equipment to upgrade and add capacity to these and other mines, including the P&H electric shovel at Massey’s largest surface mine, Twilight, that is anticipated to increase production by 1.25 million tons.

The Company also purchased new rock trucks, bulldozers, coal loaders and excavators for other expansion projects. Altogether, these new mines and mine expansions are anticipated to add over 6 million tons of incremental capacity in 2005. The Company expects that this capacity increase, along with improved shipments from some of its underground mines, will allow it to ship 46 to 48 million tons in 2005. However, uncertainty about erratic railroad service continues to cause concern.

“We expect rail service to improve in the first half of 2005,” said Blankenship, “but our rail service experience in 2004 clearly kept us from shipping everything we had available.”

The Company’s total workforce at December 31, 2004 increased to 5,034, up 604 or 14% from 4,430 at the end of 2003 and up by 118 since the end of the third quarter. “We devoted significant effort during the year to hiring experienced miners and training less experienced miners to support the Company’s growth plans, allowing us to significantly strengthen our workforce,” said Blankenship.

Blankenship noted that turnover continues to be a challenge. Rising training and wage and benefit costs also continue to negatively impact the Company’s financial results. The Company instituted an across-the-board wage increase effective October 1, 2004, which is contributing to these higher costs. “We believe, however, that this investment in our members will result in a dedicated workforce with improved productivity and longevity,” Blankenship said.

Massey reported an average realized price per ton for the quarter of $37.57, nearly 20% higher than the average price of $31.44 reported in the prior year period. This increase was due to significantly improved market pricing, together with a greater proportion of higher-priced metallurgical and industrial tons sold. The average cash cost per ton for the fourth quarter of 2004 was $31.76, compared to $30.99 in the third quarter of 2004 and $28.66 in the previous year’s fourth quarter. “Our higher per ton cost in the fourth quarter as compared to the third was primarily due to lower volume,” noted Blankenship.

The Company reported that costs increased in the fourth quarter compared to last year due to higher labor wage and benefit costs, higher training costs for new and less experienced miners, increased steel, diesel fuel and explosives costs, higher costs associated with processing more metallurgical grade coal, expanded sales-related costs and lower sales volume. The Company currently projects per ton cash costs of between $32 and $33 in 2005. Net Other revenue (Other revenue less Other expense) is projected at $50 to $60 million for 2005.

Massey ended the fourth quarter with available liquidity of $185.8 million, including $63.3 million available on its asset-based revolving credit facility and $122.5 million in cash. Total debt at the end of the year was $920.5 million and total debt-to-book capitalization ratio was 54.2% at December 31, 2004, an increase from 50.9% at December 31, 2003. After deducting available cash of $122.5 million and restricted cash of $105.0 million that supported letters of credit, net debt totaled $693.0 million at December 31, 2004. Total net debt-to-book capitalization was 47.1% at December 31, 2004, as compared to 42.3% at December 31, 2003. The Company’s pension plan remains fully funded for accrued benefits.

Capital expenditures totaled $94.9 million in the fourth quarter of 2004 versus $78.5 million in the fourth quarter of 2003. For the full year, capital expenditures were $347.1 million, including approximately $17 million in operating lease buybacks, compared to $164.4 million in 2003. Depending on market conditions and excluding the buyout of operating leases, total capital spending is expected to total between $275 and $300 million for 2005. Depreciation, depletion and amortization (DD&A) increased to $224.6 million in 2004, including a third quarter charge related to capitalized development costs of $6.1 million, compared to $196.5 million in 2003. DD&A is expected to total between $240 and $250 million for the full year 2005.

Massey Energy Company, headquartered in Richmond, Virginia, is the fourth largest coal company in the United States based on produced coal revenue.

Sources:	The 2004 Coal Boom: Where is it taking us? Jerry M. Eyster, Managing Consultant, PA Consulting Group, October 15, 2004

Global Coal Fundamentals Remain Hot, Morgan Stanley Equity Research, Global Metals & Mining Watch, January 5, 2005

CONFERENCE CALL WEBCAST AND REPLAY: The Company will hold a conference call with management to discuss fourth quarter and full year financial results on Friday morning, January 28, 2005, at 11:00 a.m. ET. The call can be accessed via the Massey Energy Company website at www.masseyenergyco.com. A replay of the conference call will be available on the Company’s website and also by telephone. The conference call replay can be accessed through February 28 by dialing (866) 417-5769 (toll free) or (203) 369-0737.

FORWARD-LOOKING STATEMENTS: The preceding release contains forward-looking statements regarding projected earnings levels, cost reductions and financial performance. Such forward-looking statements reflect current analysis of existing information. Caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, the Company’s actual results may differ materially from its expectations or projections. Factors potentially contributing to such differences include, among others: competition in coal markets; inherent risks of coal mining beyond the Company’s control, including weather and geologic conditions; fluctuation in coal prices which could adversely affect the Company’s operating results and cash flows; deregulation of the electric utility industry; failure to receive anticipated new contracts; customer cancellations of, or breaches to, existing contracts; customer delays or defaults in making payments; fluctuations in the demand for, price and availability of, coal due to labor and transportation costs and disruptions, governmental regulations, foreign currency changes and other factors; and greater than expected environmental and safety regulation, costs and liabilities. The forward-looking statements are also based on various operating assumptions regarding, among other things, overhead costs and employment levels that may not be realized. While most risks affect only future costs or revenues anticipated by the Company, some risks might relate to accruals that have already been reflected in earnings. The Company’s failure to receive payments of accrued amounts could result in a charge against future earnings.

Additional information concerning these and other factors can be found in press releases as well as Massey’s public filings with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2003, which was filed on March 15, 2004, and subsequently filed interim reports. Massey’s filings are available either publicly, under the Investor Relations page of Massey’s website, www.masseyenergyco.com, or upon request from Massey’s Investor Relations Department: (866) 814-6512. Massey disclaims any intent or obligation to update its forward-looking statements. For further information, please call Massey Investor Relations (Katharine W. Kenny, 804-788-1824) or contact the Company via its website at www.masseyenergyco.com, Investor Relations.

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MASSEY ENERGY COMPANY

CONSOLIDATED FINANCIAL RESULTS - UNAUDITED

(in Millions, except # of employees, per share & per ton information)

	For the three months ended		For the twelve months ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Revenues
Produced coal revenue	$360.9	$323.1	$1,456.7	$1,262.1
Freight and handling revenue	37.7	29.8	148.8	109.7
Purchased coal revenue	39.8	32.1	104.9	115.3
Insurance settlement	—	—	—	17.7
Other revenue	13.9	14.1	56.2	66.5

Total revenues	452.3	399.1	1,766.6	1,571.3

Costs and expenses
Cost of produced coal revenue	293.1	281.6	1,175.9	1,115.9
Freight and handling costs	37.7	29.8	148.8	109.7
Cost of purchased coal revenue	38.7	32.3	104.1	117.2
Depreciation, depletion and amortization applicable to:
Cost of produced coal revenue	59.6	52.4	220.1	192.0
Selling, general and administrative	1.3	1.1	4.5	4.5
Selling, general and administrative	11.9	12.9	57.5	39.7
Other expense	2.2	2.3	9.5	9.8

Total costs and expenses	444.5	412.4	1,720.4	1,588.8

Income (Loss) before interest and taxes	7.8	(13.3)	46.2	(17.5)
Interest income	2.6	1.8	8.8	5.2
Interest expense	(14.3)	(18.4)	(60.6)	(48.3)

Loss before taxes	(3.9)	(29.9)	(5.6)	(60.6)
Income tax benefit	5.3	13.2	19.5	28.3

Income (Loss) before cumulative effect of change in accounting principle	1.4	(16.7)	13.9	(32.3)

Cumulative effect of change in accounting principle, net of tax of $5.0 million	—	—	—	(7.9)

Net income (loss)	$1.4	$(16.7)	$13.9	$(40.2)

Income (Loss) per share - Basic
Income (Loss) before cumulative effect of change in accounting principle	$0.02	$(0.22)	$0.18	$(0.43)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.11)

Net income (loss)	$0.02	$(0.22)	$0.18	$(0.54)

Income (Loss) per share - Diluted
Income (Loss) before cumulative effect of change in accounting principle	$0.02	$(0.22)	$0.18	$(0.43)
Cumulative effect of change in accounting principle, net of tax	—	—	—	(0.11)

Net income (loss)	$0.02	$(0.22)	$0.18	$(0.54)

Shares used to calculate income (loss) per share
Basic	75.7	74.7	75.3	74.6

Diluted	76.6	74.7	76.2	74.6

EBIT	$7.8	$(13.3)	$46.2	$(17.5)
EBITDA	$68.7	$40.2	$270.8	$179.0

	For the three months ended		For the twelve months ended
	December 31, 2004	December 31, 2003	December 31, 2004	December 31, 2003
Produced tons sold:
Utility	6.2	6.6	25.7	27.6
Metallurgical	2.3	2.7	10.4	9.6
Industrial	1.1	1.0	4.3	3.8

Total produced tons sold	9.6	10.3	40.4	41.0

Total tons produced	10.2	10.1	42.0	41.0

Produced coal revenue per ton sold
Utility	$33.63	$29.81	$31.79	$29.08
Metallurgical	$46.66	$34.45	$45.55	$34.63
Industrial	$40.98	$34.04	$38.21	$33.48
Produced coal revenue per ton sold	$37.57	$31.44	$36.02	$30.79

Average cash cost per ton	$31.76	$28.66	$30.50	$28.23

Capital expenditures	$94.9	$78.5	$347.1	$164.4
Number of employees	5,034	4,430	5,034	4,430

	December 31, 2004	December 31, 2003
ASSETS

Cash and cash equivalents	$122.5	$88.8
Trade and other accounts receivable	172.4	152.6
Inventories	259.8	206.6
Other current assets	251.3	254.5
Net property, plant and equipment	1,640.2	1,480.2
Other noncurrent assets	216.0	194.0

Total assets	$2,662.2	$2,376.7

LIABILITIES AND STOCKHOLDERS’ EQUITY

Short-term debt	$20.3	$3.7
Other current liabilities	314.3	255.6
Long-term debt	900.2	784.3
Other noncurrent liabilities	650.5	574.2

Total liabilities	1,885.3	1,617.8

Total stockholders’ equity	776.9	758.9

Total liabilities and stockholders’ equity	$2,662.2	$2,376.7

Note 1: The number of shares used to calculate basic earnings (loss) per share is based on the weighted average outstanding shares of Massey Energy during the respective periods. The number of shares used to calculate diluted earnings (loss) per share is based on the number of shares used to calculate basic earnings (loss) per share plus the dilutive effect of stock options and other stock-based instruments held by Massey employees and directors each period and debt securities currently convertible into common stock. In accordance with accounting principles generally accepted in the United States, the effect of certain dilutive securities was excluded from the calculation of the diluted earnings (loss) per common share for the three months and twelve months ended December 31, 2004 and 2003, as such inclusion would result in antidilution.

Note 2: EBIT is defined as Income (Loss) before interest and taxes, which is a measure of performance calculated in accordance with generally accepted accounting principles. EBITDA is defined as EBIT before deducting Depreciation, depletion, and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s operating performance before debt expense and its cash flow. EBITDA does not purport to represent operating income, net income or cash generated by operating activities and should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Net income (loss) to EBITDA.

	Three months ended December 31,		Twelve months ended December 31,
	2004	2003	2004	2003
Net income (loss)	$1.4	$(16.7)	$13.9	$(40.2)
Cumulative effect of change in accounting principle, net	—	—	—	7.9

Income (Loss) before cumulative effect of change in accounting principle	1.4	(16.7)	13.9	(32.3)
Income tax benefit	(5.3)	(13.2)	(19.5)	(28.3)
Interest expense, net	11.7	16.6	51.8	43.1

Income (Loss) before interest and taxes (“EBIT”)	7.8	(13.3)	46.2	(17.5)
Depreciation, depletion and amortization	60.9	53.5	224.6	196.5

EBITDA	$68.7	$40.2	$270.8	$179.0

Note 3: “Average cash cost per ton” is calculated as the sum of Cost of produced coal revenue and Selling, general and administrative expense (excluding Depreciation, depletion and amortization), divided by total produced tons sold. Although Average cash cost per ton is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it is widely used in the coal industry as a measure to evaluate a company’s control over its cash costs. Average cash cost per ton should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. In addition, because Average cash cost per ton is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. The table below reconciles the generally accepted accounting principle measure of Total costs and expenses per ton to Average cash cost per ton.

	Three months ended December 31,				Twelve months ended December 31,
	2004		2003		2004		2003
	$	per ton	$	per ton	$	per ton	$	per ton
Total Costs and expenses	$444.5	$46.28	$412.4	$40.13	$1,720.4	$42.55	$1,588.8	$38.82
Less: Freight and handling costs	37.7	3.93	29.8	2.90	148.8	$3.68	109.7	2.68
Less: Cost of purchased coal revenue	38.7	4.03	32.3	3.14	104.1	$2.57	117.2	2.87
Less: Depreciation, depletion and amortization	60.9	6.33	53.5	5.21	224.6	$5.56	196.5	4.80
Less: Other expense	2.2	0.23	2.3	0.22	9.5	$0.24	9.8	0.24

Average Cash cost	$305.0	$31.76	$294.5	$28.66	$1,233.4	$30.50	$1,155.6	$28.23

Note 4: Certain 2003 amounts have been reclassified to conform with the 2004 presentation.

Note 5: The Company’s debt is comprised of the following:

	December 31, 2004	December 31, 2003
6.625% senior notes due 2010	$335.0	$360.0
6.95% senior notes due 2007	239.2	283.0
2.25% convertible senior notes due 2024	175.0	—
4.75% convertible senior notes due 2023	132.0	132.0
Capital lease obligations	40.8	16.2
Fair value hedge valuation	(1.5)	(3.2)

Total debt	920.5	788.0
Less: short-term debt	20.3	3.7

Total long-term debt	$900.2	$784.3

Note 6: “Net debt” is calculated as the sum of Short-term debt and Long-term debt less Cash and cash equivalents and Restricted cash, which is included in Other current assets. Although Net debt is not a measure of performance calculated in accordance with generally accepted accounting principles, management believes that it is useful to an investor in evaluating Massey because it provides a clearer comparison of the Company’s debt position from period to period. Net debt should not be considered in isolation or as a substitute for measures of performance in accordance with generally accepted accounting principles. The table below reconciles the generally accepted accounting principle measure of Long-term debt to Net debt.

	December 31, 2004	December 31, 2003
Long-term debt	$900.2	$784.3
Plus: Short-term debt	20.3	3.7
Less: Cash and cash equivalents	122.5	88.8
Less: Restricted cash	105.0	141.8

Net debt	$693.0	$557.4

Note 7: The “Total debt-to-book capitalization” ratio is calculated as the sum of Short-term debt and Long-term debt divided by the sum of Short-term debt, Long-term debt and Total stockholders’ equity. The “Total net debt-to-book capitalization” ratio is calculated as the sum of Net debt (calculated in Note 6) divided by the sum of Net debt and Total stockholders’ equity. The tables below calculate the Total debt-to-book capitalization and Total net debt-to-book capitalization ratios.

	December 31, 2004	December 31, 2003
Long-term debt	$900.2	$784.3
Plus: Short-term debt	20.3	3.7

Total debt (numerator)	920.5	788.0

Plus: Total stockholders’ equity	776.9	758.9

Book capitalization (denominator)	$1,697.4	$1,546.9

Total debt-to-book capitalization ratio	54.2%	50.9%

Net debt (from Note 6) (numerator)	$693.0	$557.4
Plus: Total stockholders’ equity	776.9	758.9

Adjusted book capitalization (denominator)	$1,469.9	$1,316.3

Total net debt-to-book capitalization ratio	47.1%	42.3%